Exhibit 3
Certificate of Incorporation
of
Sterling Construction Company, Inc.

Article I

The name of the Corporation is Sterling Construction Company, Inc. (hereinafter sometimes referred to as the "Corporation.")

Article II

The name of the registered agent for service of process of the Corporation is The Corporation Trust Company with an address at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Article III

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Article IV

4.1	Capitalization. The Corporation is authorized to issue two classes of stock, one to be designated common stock ("Common Stock") and the other to be designated preferred stock ("Preferred Stock.")

(a)	The number of shares of Preferred Stock the Corporation has authority to issue is one million (1,000,000) with a par value of one cent ($0.01) per share.

(b)	The number of shares of Common Stock the Corporation has authority to issue is nineteen million (28,000,000) with a par value one cent ($0.01) per share.

4.2
Series of Preferred Stock.  The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance from time to time of the shares of Preferred Stock in one or more series, and by adopting resolutions to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  Upon adopting such resolution or resolutions the Board of Directors shall cause a certificate of designation setting forth such resolution or resolutions and the number of shares of stock of such class or series as to which such resolution or resolutions shall apply to be executed and filed in accordance with applicable Delaware law.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

4.3
Common Stock.  Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of that series are entitled, either separately or together with the holders of one or more other series to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law.

Article V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for the further definition, limitation and regulation of the powers of the Corporation and its directors and stockholders:

5.1
Powers of Directors.  The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and to do all such acts and things as are not by statute or by this Certificate of Incorporation to be exercised or done by the stockholders of the Corporation.

5.2	Written Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

5.3
Stockholders Must Meet to Act.  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any written consent by such stockholders.

5.4	Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Board of Directors.

Article VI

6.1
Number of Directors.  The number of directors of the Corporation which shall constitute the entire Board of Directors shall be such number as is initially fixed by the Incorporator and thereafter as fixed from time to time exclusively by the Board of Directors.

6.2	Election of Directors.

(a)
At the first annual meeting of stockholders of the Corporation, the directors shall be divided into three classes as nearly equal in number as reasonably possible, with the initial term of office of directors of the first class to expire at the second annual meeting of stockholders of the Corporation, the initial term of office of directors of the second class to expire at the third annual meeting of stockholders of the Corporation, and the initial term of office of directors of the third class to expire at the fourth annual meeting of stockholders of the Corporation.

(b)	From and after the 2015 annual meeting of stockholders, the directors shall be elected as follows:

(i)	At the 2015 annual meeting of stockholders, the successors to the directors of the class whose terms of office expire at the 2015 annual meeting of stockholders, shall be elected for one-year terms.

(ii)	At the 2016 annual meeting of stockholders, the successors to the directors of each class whose terms of office expire at the 2016 annual meeting of stockholders shall be elected for one-year terms.

(iii)
At the 2017 and succeeding annual meetings of stockholders, all directors of the Corporation shall be elected for one-year terms that expire at the next annual meeting of stockholders, and the directors of the Corporation shall cease to be divided into classes pursuant to Section 141(d) of the General Corporation Law of the State of Delaware.

(c)	All directors shall hold office until the expiration of their terms and until their successors are elected and qualified, except in the case of death, resignation or removal of a director."

6.3
Filling Vacancies on the Board.  Subject to the rights of the holders of any outstanding series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, disqualification or other cause may be filled only by a majority vote of the directors then in office, although less than a quorum.  Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which directors are to be elected.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.4
Removal of Directors.  Subject to the rights of the holders of any outstanding series of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article VII

7.1	Power to Amend Bylaws.

(a)
The Board of Directors is expressly empowered to adopt, amend or repeal any or all of the Bylaws of the Corporation.  Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board.  The term "Whole Board" shall mean the total number of authorized directors whether or not there exists any vacancy in previously authorized directorships.

(b)
The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation.  In addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

Article VIII

8.1
Elimination of Certain Liability of Directors.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability —

(a)	For any breach of the director's duty of loyalty to the Corporation or its stockholders;

(b)	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c)	Under Section 174 of the Delaware General Corporation Law; or

(d)	For any transaction from which the director derived an improper personal benefit.

If after approval by the stockholders of this Article VIII, the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

8.2	Indemnification.

(a)
Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974 or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

(b)
The indemnification provided for herein shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Subsection (d), below, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

(c)
The right to indemnification conferred in this Section 8.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.  However, if the Delaware General Corporation Law requires the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 8.2 or otherwise.  The Corporation may by action of its Board of Directors provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(d)	Right of Claimant to Bring Suit.

(i)
If a claim under this Section 8.2 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

(ii)
It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.

(iii)
Neither (1) the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor (2) an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(e)
Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 8.2 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute; any provision of this Certificate of Incorporation; any bylaw; any agreement; any vote of stockholders or disinterested directors; or otherwise.

(f)
Insurance.  The Corporation may, at its own expense, maintain insurance to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(g)
Settlement of Claims.  The Corporation shall not be liable to indemnify any indemnitee under this Section 8.2 for any amounts paid in settlement of any action or claim effected without the Corporation's written consent, which consent shall not be unreasonably withheld, conditioned or delayed, or for any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

(h)
Subrogation.  In the event the Corporation makes a payment under this Section 8.2, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, and the indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

(i)
Procedures for Submission of Claims.  The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this Section 8.2, for the determination of the entitlement of any person thereto, and for the review of any such determination.

Article IX

9.1	Amendments.

(a)
Amendment of Article VIII.  Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to amend or repeal Article VIII hereof and this Section 9.1(a).

(b)
Amendment of Other Articles.  In addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required to amend or repeal the provisions of this Certificate of Incorporation except as provided above with respect to the amendment of Article VIII and Section 9.1(a) hereof.

In Witness Whereof, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of the Corporation this 8th day of May, 2009.
Sterling Construction Company, Inc.

By:	/s/ Roger M. Barzun
Roger M. Barzun Senior Vice President